UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 29, 2006

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 N. Reo Street, Suite 300, Tampa, FL 33609

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (813) 261-5157

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 29, 2006, IA Partners, Inc. (“IA Partners”), a wholly owned subsidiary of Global Hotline, Inc. (“Global Hotline”), which is a wholly owned subsidiary of IA Global, Inc. (the “Company”) entered into a Agreement with AFLAC Co Ltd (“AFLAC”), a Japanese Company. Pursuant to this Agreement, IA Partners received a payment of 180,000,000 Yen, or approximately $1,515,000 at current exchange rates, on December 29, 2006 as financial support for commencing telemarketing operations required under this agreement. If certain sales targets are not achieved, IA Partners is required to refund up to 50% of this financial support fee. The Agreement expires on December 31, 2007 and maybe cancelled under certain conditions.

As previously disclosed on May 10, 2006, IA Partners, Inc. entered into an Agency Agreement with AFLAC to sell insurance products starting approximately June 1, 2006 on behalf of AFLAC, with sales commissions payable from 30-120 days and ongoing commissions for up to ten years, to the extent the customer continues to maintain the insurance. The Agency Agreement expires on May 2, 2007, and is automatically renewable for an additional year unless it is terminated by either party upon thirty days notice before the expiration date. The Agency Agreement maybe cancelled under certain conditions.

A copy of this Agreement will be filed with the Company’s Form 10-K on or about March 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: January 18, 2007

By:	/s/ Mark Scott

Mark Scott

President and Chief Financial Officer